Exhibit 99.42

Notice to U.S. Investors

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

“MEDIASET ESPAÑA COMUNICACIÓN, S.A.”, for the purposes contemplated in article 227 of the consolidated text of the Spanish Securities Market Act approved by Royal Legislative Decree 4/2015 of 23 October, announces the following:

RELEVANT INFORMATION

The Board of Directors of Mediaset España Comunicación, S.A. (the “Company”), in its meeting held on 7 June 2019, has resolved to submit, to the Extraordinary General Shareholders’ Meeting called to be held on 4 September 2019 at 12:00 hours, the proposed resolutions set out below.

The following annexes to the proposed resolutions of the Board of Directors of the Company have not been included to avoid duplication as these have been made public on the corporate website of the Company (http://www.telecinco.es/inversores/es/) and the CNMV website (www.cnmv.es):

I.	The Segregation Plan;
II.	The Segregation Balance Sheet of the Company and the corresponding auditor’s report;
III.	The Common Merger Plan; and
IV.	The Merger Balance Sheet of the Company and the corresponding auditor’s report.

Madrid, 28 June 2019

Mr. Mario Rodríguez Valderas

Secretary of the Board of Directors

PROPOSED RESOLUTIONS

EXTRAORDINARY GENERAL SHAREHOLDER MEETING

“MEDIASET ESPAÑA COMUNICACIÓN, S.A.”

4 September 2019 at 12:00 hours

Justification for the resolutions(1)

The board of directors of MEDIASET ESPAÑA COMUNICACIÓN, S.A. (the “Company” or “Mediaset España”), at a meeting held on 7 June 2019, has agreed to propose to the Mediaset España extraordinary general shareholders meeting to be convened for 4 September 2019 on single call (the “Extraordinary General Meeting”), the approval of the resolutions set out below. Such resolutions are all framed within the context of a single transaction (the “Transaction”) that essentially envisages the following actions:

(i)                                     the segregation by Mediaset España of all its assets and liabilities, including its shareholdings in other companies, to GRUPO AUDIOVISUAL MEDIASET ESPAÑA COMUNICACIÓN, S.A. (“GA Mediaset”), a Spanish wholly-owned direct subsidiary of Mediaset España, in exchange for the allotment to Mediaset España of all the new shares in GA Mediaset that will be issued on the occasion of its share capital increase triggered by the segregation (the “Segregation”);

(ii)                                  in parallel, the transfer by MEDIASET S.P.A. (“Mediaset”) to an Italian wholly and directly owned subsidiary (“NewCo Italia”) of substantially all of its business and certain shareholdings (excluding, among others, its shareholding in Mediaset España(2)) (the “Mediaset Reorganization” and, jointly with the Segregation, the “Preliminary Reorganizations”); and

(iii)                               the tripartite cross-border merger of Mediaset and Mediaset España with and into MEDIASET INVESTMENT N.V. (“Mediaset Investment” or “DutchCo”), a Dutch company wholly and directly owned by Mediaset (the “Merger”).

In the context of the Merger, Mediaset, Mediaset España and Mediaset Investment shall be jointly referred to as the “Companies” or the “Merging Companies”; further, Mediaset and Mediaset España shall be jointly referred to as the “Absorbed Companies”, and each of them, separately, as an “Absorbed Company”, whereas Mediaset Investment may also be referred to as the “Absorbing Company”.

By virtue of the Merger, Mediaset and Mediaset España will be extinguished, and Mediaset Investment—as Absorbing Company and new parent company of the Mediaset group (the “Mediaset Group”)— will

(1) In addition to the rationale set out below, attention should be given to the content of the reports of the Company’s directors dated 7 June 2019, where all the fundamental aspects of the Transaction are analyzed, and, in particular, as well as to the Segregation Plan and the Common Cross-Border Merger Plan (both as defined below).

(2) Mediaset España is a direct subsidiary of Mediaset, which currently owns shares representing approximately 51.63% of Mediaset España’s share capital (and 53.98% of the voting rights, taking into account the treasury shares currently held by Mediaset España).

This document is a non-binding and unofficial translation merely for informative purposes of the corresponding document prepared in a foreign language. In case of divergence, the version of the document prepared in its original language shall prevail.

acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España. Mediaset Investment will be renamed “MFE — MEDIAFOREUROPE N.V.” upon effectiveness of the Merger (also referred to as “MFE” after the Merger).

As a consequence of the Merger, the Mediaset and Mediaset España shares will be extinguished on the date on which the Merger becomes effective, and they will thus no longer be respectively listed on the main equity market of the Italian stock exchange (the “Mercato Telematico Azionario”) and on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia (the “Spanish Stock Exchanges”). Instead, following completion of the Merger the Mediaset Investment ordinary shares will be admitted to listing and trading on the Mercato Telematico Azionario and the Spanish Stock Exchanges, in the latter for their trading through the Spanish automated quotation system (Sistema de Interconexión Bursátil Español —the “SIBE”).

As explained in detail in the reports prepared in relation to the Merger by the boards of directors of the Merging Companies, from a strategic, operational and industrial perspective, the Transaction is aimed at creating a pan-European media and entertainment group, with a leading position in its local markets and greater scale to compete and potential to expand further in specific countries across Europe. Combined sustainable capital structure and strong cash flow generation profile will provide MFE with the required firepower to play a pivotal role in the context of a possible future consolidation scenario in the European video media industry.

The creation of a new holding company in the Netherlands represents the perfect and neutral ground for such an ambitious project (as proven by other companies that have adopted the same structure) and constitutes an important step in the development of a fully integrated media powerhouse, which would become a leader in linear and non-linear entertainment, leveraging tech and data to compete on an equal footing in the evolving media space.

In the context of the current constantly developing competitive landscape, internationalization, economies of scale and ability to offer tech enabled products and quality content are becoming the key critical factors in the profitable execution of modern media company strategies.

On 29 May 2019, Mediaset announced the acquisition of a 9.6% stake in the German broadcaster ProSiebenSat.1 Media, corresponding to up to 9.9% of the voting rights, excluding treasury shares. Mediaset and Mediaset España have been developing a strong relationship with ProSiebenSat.1 in the European Media Alliance (EMA) in the last five years. The goal of this alliance is to develop economies of scale which are crucial for the future of European TV.

Mediaset and Mediaset España have gone through a very detailed exercise aimed at identifying specific levers out of six buckets (content, broadcasting & digital, IT/tech, procurement, G&A expenses, sales house), where a different size and operational model can generate significant cost efficiencies, savings and opportunities. In this respect, the boards of directors of Mediaset and Mediaset España believe that the Transaction would create relevant cost efficiencies and savings.

Both the Segregation and the Mediaset Reorganization are configured as previous step to the Merger. This step aims to subsidiarize the whole business of Mediaset España and Mediaset ahead of the completion of the Merger, so as to allow for the continuity of the autonomous running of the Spanish and Italian businesses by a Spanish company and an Italian company, respectively. As far as Mediaset España is concerned, the following should be noted:

(i)                                     The Segregation will allow, once the Merger has been completed, that all of the regulated activity currently carried out by Mediaset España continue to be handled by an autonomous Spanish company, thus maximising the local experience and knowledge of sales in the Spanish market, the regulatory framework and the relationships between Spanish customers and suppliers that Mediaset España currently has. Likewise, the Segregation will enable that the Mediaset Group’s ability to capture and retain local talent in Spain will not be affected by the Merger.

(ii)                                  The subsidiarization of Mediaset España’s activity is expected to help speed up decision-making and improve efficiency in the Mediaset Group’s management of the business in Spain, optimising its capacity to respond to changing market conditions and favouring the Mediaset Group’s improved positioning in Spain vis-à-vis potential competitors, which in turn will enable it to explore and take advantage of new business opportunities.

(iii)                               Given the advantages of the Segregation described above, it seems appropriate to carry it out before the Merger. In other case, the subsidiarization of Mediaset España’s activity should be executed later by DutchCo, which would cause significant practical upheavals in the running of the business and the management of Mediaset España’s current assets and liabilities.

FIRST.-                                                   APPROVAL OF THE SEGREGATION OF THE WHOLE OF THE ASSETS OF THE COMPANY IN FAVOUR OF ITS SUBSIDIARY GA MEDIASET, IN ACCORDANCE WITH THE TERMS OF THE SEGREGATION PLAN DRAWN UP AND SIGNED ON 7 JUNE 2019 BY THE MEMBERS OF THE BOARD OF DIRECTORS OF MEDIASET ESPAÑA AND OF THE BOARD OF DIRECTORS OF GA MEDIASET (THE “SEGREGATION PLAN”).

Justification:

Express reference is made to the report of the board of Directors of Mediaset España on the Segregation, dated 7 June 2019, in which all fundamental aspects of the Segregation are analyzed.

Resolution proposal:

1.1.                            Acknowledgement of the information on material changes in the assets or liabilities of the companies participating in the Segregation occurred between the date of the Segregation Plan and the holding of the Extraordinary General Meeting

Acknowledgement is made of the following information that the board of directors of Mediaset España, acting in compliance with the provisions of article 39.3 of Law 3/2009 of 3 April on structural modifications to business companies (Ley 3/2009, de 3 de abril, sobre modificaciones estructurales de las sociedades mercantiles —the “LME”), has reported to the Extraordinary General Meeting on the material changes in the assets or liabilities of the companies participating in the Segregation that have occurred between the date of the Segregation Plan and the holding of the Extraordinary General Meeting:

[The material changes that the board of directors of Mediaset España reports to the Extraordinary General Meeting for its acknowledgement will be listed below. In the event that no significant changes have occurred, this fact shall be recorded as follows:

“Acknowledgement is made of the she statement of the chairman of the board of directors of Mediaset España for the purposes of article 39.3 of Law 3/2009 of 3 April on structural modifications to business companies (Ley 3/2009, de 3 de abril, sobre modificaciones estructurales de las sociedades mercantiles —the “LME”), to the effect that no material changes have occurred in the assets or liabilities of the companies participating in the Segregation between the date of the Segregation Plan and the holding of the Extraordinary General Meeting”.]

1.2.                            Approval of the Segregation in the terms set out in the Segregation Plan

In accordance with the provisions of articles 40, 73.1 and related provisions of the LME, the Segregation is approved. By virtue of the Segregation, Mediaset España will transfer en bloc and by universal succession all of its assets and liabilities —which, therefore, constitutes an economic unit within the meaning of article 71 LME- (the “Segregated Business”) to GA Mediaset, which will acquire it without discontinuation or interruption in the activity, with the consequent increase in the share capital of GA Mediaset, all under the terms envisaged in the Segregation Plan.

As a consequence, the following points are necessarily considered approved:

(A)                               The Segregation Plan

For purposes of article 40.1 in relation with article 73.1 LME, the Segregation Plan is approved in its entirety.

The Segregation Plan was inserted on Mediaset España’s corporate website (www.telecinco.es), on 18 June 2019, with the uninterrupted possibility of being downloaded and printed, having the corresponding certification attesting the posting of the Segregation Plan on the Mediaset España corporate website been subsequently submitted to the Commercial Registry and having the fact of such posting of the Common Cross-Border Plan on the abovementioned website been published in the in the Official Gazette of the Commercial Registry (Boletín Oficial del Registro Mercantil —BORME) on 24 June 2019. Likewise, the Segregation Plan has been deposited with the Commercial Registry of Madrid on 24 June 2019 at the request of GA Mediaset.

The Segregation Plan is attached as Document no. 1 to the minutes of the Extraordinary General Meeting, forming an integral part thereof.

Hereafter, capitalized terms used in this resolution 1.2 will have the meaning ascribed to them in the Segregation Plan, unless otherwise expressly defined.

(B)                               Consideration of the balance sheet of Mediaset Spain closed as of 31 December 2018 and approved by the ordinary general meeting of shareholders of Mediaset España held on 10 April 2019 as the balance sheet of Segregation of Mediaset España

As stated in the Segregation Plan, and pursuant to articles 36 and 37 LME in relation to article 73.1 LME, the balance sheet which is part of Mediaset España’s annual accounts closed as of 31 December 2018, drawn up by Mediaset España’s board of directors at its meeting on 27 February 2019, duly verified by Deloitte, S.L. on that date, in its capacity as auditor of Mediaset España, and approved by the ordinary general meeting of Mediaset España at first call on 10 April 2019 will be considered as the Segregation balance sheet of Mediaset España.

The Segregation balance sheet of Mediaset España and the corresponding audit report of the auditor of Mediaset España are included as Document no. 2 to the minutes of the Extraordinary General Meeting, forming an integral part thereof for all purposes.

Likewise, the balance sheet incorporated to the 2018 annual accounts (audited by the corresponding auditor) of GA Mediaset constitutes the balance sheet of Segregation of GA Mediaset.

(C)                               Circumstances of the Segregation

By virtue of the Segregation, Mediaset España —which will not be extinguished by reason of Segregation— will continue to be the sole shareholder of GA Mediaset (including, therefore, the new shares issued by GA Mediaset as a consequence of the share capital increase in the context of the Segregation), while GA Mediaset will acquire all the assets and assume all the liabilities and other legal relationships of Mediaset España by universal succession. Therefore, the transfer of the Segregated Business will comprise both the assets and liabilities, and other legal relationships of Mediaset España, so that GA Mediaset will assume all the human, material and immaterial resources linked to Mediaset España’s business.

To the extent that GA Mediaset is a direct and wholly-owned subsidiary of Mediaset España, the Segregation will be structured in accordance with the simplified procedure provided for in article 49.1 —by reference to articles 52.1 and 73.1— LME, which allows the directors’ report on the Segregation Plan not to be drawn up, and the independent expert’s report to have only the object and effects determined in article 67 of the Companies Act approved by Royal Legislative Decree 1/2010, of 2 July (Ley de Sociedades de Capital —“LSC”). In any event, the board of directors of Mediaset España has decided, on a voluntary basis, to prepare the director’s report on the Segregation.

Likewise, and as an integral part of the contents of this resolution approving the Segregation, certain circumstances are set forth below in accordance with the provisions of article 228, in conjunction with article 236 of the Commercial Registry Regulation approved by Royal Decree 1784/1996, of 19 July (Reglamento del Registro Mercantil —“RRM”), as well as other additional circumstances which may be of interest to Mediaset España, GA Mediaset and to the approval of

Segregation itself; all this without prejudice to the fact that the terms in which Segregation is approved are exactly those contained in the Segregation Plan, and that, therefore, the circumstances set out below do not provide exhaustive information of the terms of the Segregation and, in the event of contradicting them, they will be considered replaced by the appropriate content in accordance with the Segregation Plan:

(a)         Identification of the companies involved in the Segregation

Mediaset España is MEDIASET ESPAÑA COMUNICACIÓN, S.A., a public joint stock company (sociedad anónima cotizada) incorporated under the laws of Spain, having its official seat at Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (Spain), registered with the Commercial Register of Madrid (Registro Mercantil de Madrid) in volume 33.442, sheet 122, section 8, page M-93.306, and with Spanish tax identification number A-79.075.438. Its shares are listed and traded on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia, through the automated quotation system of the Spanish Stock Exchanges (Sistema de Interconexión Bursátil Español — the SIBE).

GA Mediaset is GRUPO AUDIOVISUAL MEDIASET ESPAÑA COMUNICACIÓN, S.A.U., a joint stock company (sociedad anónima) incorporated under the laws of Spain, having its official seat at Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (Spain), registered with the Commercial Register of Madrid (Registro Mercantil de Madrid) in volume 35.520, sheet 100, page 638404, and with Spanish tax identification number A- A-87728689.

(b)         Articles of association of GA Mediaset

Once the Segregation is completed, it is envisaged that GA Mediaset will be governed by the articles of association enclosed to the Segregation Plan as annex 1.

It is acknowledged that Mediaset España will maintain the current articles of association.

(c)          Board of directors and auditors of GA Mediaset

Upon effectiveness of the Segregation, it is envisaged that the management body of GA Mediaset will be a board of directors. In particular, the members of the board of directors of GA Mediaset are envisaged to be the current members of the board of directors of Mediaset España, namely the following:

•  Mr. Alejandro Echevarría Busquet

•  Mr. Fedele Confalonieri

•  Mr. Paolo Vasile

•  Mr. Massimo Musolino

•  Mr. Mario Rodríguez Valderas

•  Mr. Marco Giordani

•  Ms. Cristina Garmendia Mendizábal

•  Ms. Consuelo Crespo Bofill

•  Ms. Helena Revoredo Delvecchio

•  Mr. Javier Díez de Polanco

•  Ms. Gina Nieri

•  Mr. Niccoló Querci

•  Mr. Borja Prado Eulate

It is acknowledged that the composition of the Mediaset España board of directors will not change as a consequence of the Segregation.

•             The auditors of GA Mediaset after the effectiveness of the Segregation will continue to be Deloitte, S.L., for 2019 financial year

(d)         Determination of the Segregated Business

The purpose of the Segregation is to hive down (filializar) all the activities of Mediaset España prior to the Merger. Consequently, the object of the Segregation is all of Mediaset España’s assets and liabilities (the Segregated Business). The Segregated Business constitutes therefore undoubtedly an economic unit within the meaning of article 71 LME.

In particular, the elements that currently make up all of Mediaset España’s assets and liabilities, and which therefore compose the Segregated Business, are those listed with their respective book values, for purposes of article 74.1º LME, in the balance sheet as of 31 December 2018 included in annex 2 to the Segregation Plan and attached as Document no. 2 to the minutes of the Extraordinary General Meeting.

For the sake of clarity, the assets and liabilities of Mediaset España acquired or assumed after the date of the Segregation Plan, the Extraordinary General Meeting resolving on the Segregation, and at any time before the effectiveness of the Segregation, also form part of the Segregated Business.

(e)          Valuation of the Segregated Business

The assets and liabilities that make up the Segregated Business will be registered and recognized at GA Mediaset in accordance with the rules for recording and valuation established by the General Accounting Plan, approved by Royal Decree 1514/2007, of 16 November (“Plan General de Contabilidad”).

The book value as of 31 December 2018 of the assets and liabilities included in the Segregated Business is specified below:

• Total assets: Euro 1,169,511,242.29

• Total liabilities: Euro 349,146,544.39

Accordingly, the net value of the Segregated Business, which is equal to the difference between assets and liabilities, amounts to Euro 820,364,697.90.

(f)            Distribution of GA Mediaset shares

GA Mediaset new shares will be fully subscribed and paid in by Mediaset España on the Segregation effective date by means of the transfer to GA Mediaset of the assets and liabilities that are comprised in the Segregated Business.

(g)         Date of accounting effects

The date of accounting effects of the Segregation shall be 1 January 2019 in accordance with the General Accounting Plan.

(h)         Industry contributions, ancillary services and special rights

Neither Mediaset España nor GA Mediaset have shareholders obliged to perform ancillary services there are no industry contributions and there are no holders of special rights or of securities other than shares, so that the Segregation cannot have any impact on these items.

(i)            Advantages granted to the directors and independent experts

•                  No special advantages will be granted to the members of the board of directors of Mediaset España, nor to the members of the board of directors of GA Mediaset , nor to any other person on the occasion of the Segregation.

•                  No special advantages have been granted to the independent expert appointed by the Commercial Register of Madrid (pursuant to Mediaset España’s and GA Mediaset’s joint request) in order to prepare the mandatory expert report for the purposes of article 67 LSC. The expert has exclusively received an adequate remuneration in consideration for the services rendered.

•                  No special advantages have been granted to the statutory auditors.

(j)            Consequences of the Segregation on the on employment and on corporate social responsibility, and gender impact on the board of directors

•                  In accordance with the provisions of article 44 of the revised text of the Workers’ Statute, approved by Legislative Royal Decree 2/2015 of 23 October, which regulates the transfer of undertaking (sucesión de empresa), as a consequence of the Segregation, GA Mediaset will be subrogated to the labor rights and obligations of those employees of Mediaset España attached to the economic unit constituted by the Segregated Business.

Pursuant to the same legal provision, both companies will be jointly and severally liable, under applicable legal terms, for the labor obligations arising prior to the Segregation,

as well as for the obligations relating to Social Security, regardless whether these are contribution obligations or prior benefits.

Moreover, by virtue of the Segregation GA Mediaset will assume and maintain in full the organization and material resources of the Company, as well as the policies and procedures it has been observing with regard to personnel management. Therefore, no aspect related to employment will be qualitatively or quantitatively affected by the Segregation.

•                  Similarly, it is not foreseen that, on the occasion of the Segregation, there will be any changes in the management body of the company from the point of view of its gender distribution. Also, the Segregation will not modify the policy that has been governing this matter in Mediaset España; a policy that will be replicated in GA Mediaset.

•                  With regard to the impact of the Segregation on corporate social responsibility, article 6.4.(xviii)(f) of the regulations of the board of directors of Mediaset España provides that the board of directors shall approve and supervise the policy of Mediaset España in this matter. This policy, the latest version of which dates from 26 October 2016, provides for its application “in all the companies within the Mediaset España Group, regardless of their activity or country of establishment”. The application to participated companies, among others, is also foreseen in the Code of Ethics of Mediaset España, which was updated by resolution of the board of directors of Mediaset España on December 21, 2016. Consequently, once the Segregation has been completed, GA Mediaset , as a company wholly owned by Mediaset España, will continue to comply with its commitments as a Mediaset España Group company and will assume and maintain Mediaset España’s current policy on corporate social responsibility in full, even after the extinction of Mediaset España on the occasion of the effectiveness of the Merger.

(k)          Condition precedent

The effectiveness of the Segregation is subject to the satisfaction of the condition precedent consisting of the obtaining by Mediaset España of the authorization of the Ministry of Economy and Entrepreneurship (the “SEAD”) in relation to the transfer to GA Mediaset of the audiovisual communication licenses, if required, in accordance with the provisions of article 29 of Law 7/2010, of 31 March, on General Audiovisual Communication:

(D)                               Application to the Segregation of the special tax regime provided for under chapter VII of title VII of law 27/2014, of 27 November, of the law on corporate tax (the “LIS”)

The Segregation is considered to be a non-monetary contribution of the branch of activity for the purposes of the provisions of article 76.3 LIS and, therefore, will benefit from the special tax regime for mergers, divisions, transfers of assets, exchange of securities and change of registered office of a European company or a European cooperative society from one member state of the European Union to another, as provided for in Chapter VII of Title VII (and corresponding provisions) LIS, without waiving its application under any circumstances.

In accordance with the provisions of article 89.1 LIS, GA Mediaset shall file the relevant notification with the tax authorities (Agencia Estatal de la Administración Tributaria) in the manner and within the deadlines established in the regulations.

1.3.         Acknowledgment of the share capital increase in GA Mediaset

The share capital of GA Mediaset currently amounts to Euro 60,000 and is divided into 60,000 shares belonging to a single class and series, with a nominal value each of Euro 1, numbered from 1 to 60,000, both inclusive, fully subscribed and paid in.

On the occasion of the Segregation, the share capital of GA Mediaset will be increased in the amount of Euro 190,000,000.00 by means of the issuance of 190,000,000 shares of the same class and series as those currently outstanding, with a nominal value of Euro 1 each, numbered from 60,001 to 190,060,000, both inclusive.

The new shares will be fully subscribed and paid in by the Mediaset España on the Segregation effective date by means of the transfer en bloc to GA Mediaset of the assets and liabilities that are comprised in the Segregated Business.

The new shares will be issued with an aggregate issue premium of Euro 630,364,697.90, equivalent to the value of the Segregated Business reduced by the amount of the share capital increase of GA Mediaset, with Euro 3.31770893631579 of share premium corresponding to each new share of GA Mediaset . The share premium will also be paid in in full as a result of the transfer to GA Mediaset of the segregated assets and liabilities of Mediaset España.

As a consequence of the capital increase described above, the current article 8 of the articles of association of GA Mediaset will be redrafted, being the new wording the reflected one in the draft of the articles of association that will govern GA Mediaset after the effectiveness of Segregation and which is attached as annex 1 to the Segregation Plan.

Any valuation difference arising in the Segregated Business up to the date of effectiveness of the Segregation will be adjusted against the net equity of GA Mediaset in accordance with applicable accounting regulations, either by reducing the share premium if the difference is negative, or by increasing the share premium if the difference is positive.

Given that the acquisition by GA Mediaset of the Segregated Business will constitute, from GA Mediaset ‘s perspective, a contribution in kind in its favor, it is hereby stated that the valuation of the Segregated Business will be subject to verification by an independent expert appointed by the Commercial Register of Madrid for the purposes of article 67 LSC.

SECOND.-            APPROVAL OF THE TRIPARTITE CROSS-BORDER MERGER OF THE COMPANY AND MEDIASET WITH AND INTO MEDIASET INVESTMENT IN ACCORDANCE WITH THE TERMS OF THE COMMON CROSS-BORDER MERGER PLAN DRAWN UP AND SIGNED ON 7 JUNE 2019 BY THE

MEMBERS OF THE BOARDS OF DIRECTORS OF THE MERGING COMPANIES (THE “COMMON CROSS-BORDER MERGER PLAN”).

Justification:

Express reference is made to the report of the board of directors of Mediaset España on the Merger, dated 7 June 2019, in which all fundamental aspects of the Merger are analyzed.

Resolution proposal:

2.1.                            Acknowledgement of the information on material changes in the assets or liabilities of the Merging Companies occurred between the date of the Common Cross-Border Merger Plan and the holding of the Extraordinary General Meeting

Acknowledgement is made of the following information that the board of directors of Mediaset España, acting in compliance with the provisions of article 39.3 of Law 3/2009 of 3 April on structural modifications to business companies LME has reported to the Extraordinary General Meeting on the material changes in the assets or liabilities of the Merging Companies that have occurred between the date of the Common Cross-Border Merger Plan and the holding of the Extraordinary General Meeting:

[The material changes that the board of directors of Mediaset España reports to the Extraordinary General Meeting for its acknowledgement thereof will be listed below. In the event that no significant changes have occurred, this fact shall be recorded as follows:

“Acknowledgement is made of the she statement of the chairman of the board of directors of Mediaset España for the purposes of article 39.3 of Law 3/2009 of 3 April on structural modifications to business companies (Ley 3/2009, de 3 de abril, sobre modificaciones estructurales de las sociedades mercantiles —the “LME”), to the effect that no material changes have occurred in the assets or liabilities of the Merging Companies between the date of the Common Cross-Border Merger Plan and the holding of the Extraordinary General Meeting”.]

2.2.         Approval of the Merger in the terms foreseen in the Common Cross-Border Merger Plan

In accordance with the provisions of article 40 and related provisions of the LME, and considering the provisions of article 93 of the European Directive (EU) 2017/1132 of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law (the “Directive”), the Extraordinary General Meeting approves the Merger, by virtue of which Mediaset and Mediaset España will be merged with and into Mediaset Investment and will be extinguished, and Mediaset Investment will acquire all assets and will assume all liabilities and other legal relationships of Mediaset and Mediaset España by universal title of succession, all in the terms foreseen in the Common Cross-Border Merger Plan.

As a consequence, the following points are necessarily considered approved:

(A)          The Common Cross-Border Merger Plan

In accordance with the provisions of article 30.3 LME, the Common Cross-Border Merger Plan is considered approved in its entirety.

The Common Cross-Border Merger Plan was posted on the corporate website of Mediaset España (www.telecinco.es) on 18 June 2019, with the uninterrupted possibility of it being downloaded and printed since such date, having the corresponding certification attesting the posting of the Common Cross-Border Merger Plan on the Mediaset España corporate website been subsequently submitted to the Commercial Registry and having the fact of such posting of the Common Cross-Border Plan on the abovementioned website been published in the BORME on 24 June 2019.

The Common Cross-Border Merger Plan is attached as Document no. 3 to the minutes of the Extraordinary General Meeting, and is an integral part thereof for all purposes.

Hereafter, capitalized terms used in this resolution 2.2 will have the meaning ascribed to them in the Common Cross-Border Merger Plan, unless otherwise expressly defined.

(B)                               Consideration of the balance sheet of Mediaset España as at 31 December of 2018 and approved by the ordinary general meeting of Mediaset España held on 10 April 2019 as the Mediaset España Merger balance sheet

In accordance with articles 36 and 37 LME and article 97.1 (c) of the Directive, the balance sheet that forms part of the Mediaset España annual accounts as at 31 December 2018, as drawn up by its board of directors at its meeting on 27 February 2019, as duly verified by Deloitte, S.L. on the same date in its capacity as auditor of Mediaset España’s accounts, and as approved by the ordinary general meeting of Mediaset España held at first call on 10 April 2019, is considered the Mediaset España Merger balance sheet.

The Mediaset España Merger balance sheet and the corresponding audit report of Mediaset España’s auditor dated 27 February 2019 are attached as Document no. 4 to the minutes of the Extraordinary General Meeting, and are an integral part thereof for all purposes.

In addition, the balance sheets included in the 2018 annual accounts (as verified by the relevant auditor) of Mediaset and Mediaset Investment, respectively, are the relevant Merger balance sheets of Mediaset and Mediaset Investment.

(C)          Circumstances of the Merger

Given that the Merger is a tripartite cross-border merger that involves a Spanish, an Italian and a Dutch company, for all matters that are mandatorily subject to Spanish law the provisions of Chapter II of Title II LME, in relation to Chapter I of the same Title, shall apply. In all other respects, to the extent not mandatorily subject to Italian law because Mediaset is an Italian company, the

Merger shall be governed by, and interpreted in accordance with, Dutch law, since the Absorbing Company is a Dutch company.

As a consequence, the Merger shall be implemented in accordance with Section 2:318 of the Dutch civil code and, as such, will become effective at 00:00 am CET (Central European Time) on the day following the day on which the deed of Merger (the “Merger Deed”) is executed before a civil law notary officiating in the Netherlands (the “Merger Effective Date”).

Simultaneously to the Merger, all of Mediaset España’s assets and liabilities transferred to Mediaset Investment by virtue of the Merger will be allocated to a Spanish branch of Mediaset Investment registered with the Commercial Register of Madrid.

In addition, and as an integral part of the content of this resolution whereby the Merger is approved, certain circumstances that are required pursuant to the provisions of article 228 of the RRM are set forth below, together with other additional circumstances which are of interest for the Merging Companies and for the approval of the Merger itself; all of this without prejudice to the fact that the approved terms of the Merger are exactly those contained in the Common Cross-Border Merger Plan, and that, therefore, the circumstances set out below do not provide exhaustive information on the terms of the Merger and, in the event of contradicting them, shall be considered replaced by the appropriate content in accordance with the Common Cross-Border Merger Plan:

(a)         Identification of the Merging Companies

Absorbed Companies

MEDIASET S.P.A. is a public joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its official seat at via Paleocapa 3, 20121 Milan (Italy), registered with the Companies’ Register of Milan (Registro delle Imprese di Milano) under number 09032310154. The Mediaset shares are currently listed on the Mercato Telematico Azionario.

MEDIASET ESPAÑA COMUNICACIÓN, S.A., is a public joint stock company (sociedad anónima cotizada) incorporated under the laws of Spain, having its official seat at Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (Spain), registered with the Commercial Register of Madrid (Registro Mercantil de Madrid) in volume 33.442, sheet 122, section 8, page M-93.306, and with Spanish tax identification number A-79.075.438. The Mediaset España shares are currently listed on the Spanish Stock Exchanges through the SIBE (Mercado Continuo).

Absorbing Company:

MEDIASET INVESTMENT N.V., is a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam (the Netherlands)

and its principal office at Viale Europa 46, 20093 Cologno Monzese (Italy), registered with the Dutch Commercial Register (Kamer van Koophandel) under number 70347379.

On the Merger Effective Date, Mediaset Investment will be renamed MEDIAFOREUROPE N.V., but will keep its present legal form, registered office and tax residence.

(b)         Articles of association of the Absorbing Company

It is envisaged that the Absorbing Company will be governed, once the Merger is completed, by the articles of association enclosed as annex 2 to the Common Cross-Border Merger Plan.

(c)          Board of directors and auditors of the Absorbing Company

It is envisaged that the management body of the Absorbing Company upon effectiveness of the Merger will be a board of directors. In particular, it is envisaged that, upon completion of the Merger, the members of the board of directors of the Absorbing Company will be the following:

•  Mr. Pier Silvio Berlusconi

•  Mr. Marco Giordani

•  Ms. Gina Nieri

•  Mr. Niccolò Querci

•  Mr. Stefano Sala

•  Mr. Paolo Vasile

•  Ms. Marina Berlusconi

•  Mr. Fedele Confalonieri

•  Mr. Danilo Pellegrino

•  Ms. Marina Brogi

•  Ms. Consuelo Crespo Bofill

•  Ms. Francesca Mariotti

•  Mr. Borja Prado Eulate

•  Mr. Carlo Secchi

The auditors of the Absorbing Company after the effectiveness of the Merger will continue to be Deloitte.

(d)         Valuation of the assets and liabilities of the Absorbed Companies

The assets and liabilities of the Absorbed Companies will be registered and recognized in the accounts of the Absorbing Company for their net accounting value according to applicable accounting consolidation rules and within the limits of the carrying amounts detailed in the consolidated financial statements of Mediaset prior to the Merger.

(e)          Dates of the accounts used to establish the conditions of the Merger

The accounts of the Merging Companies that have been used to establish the conditions under which the Merger takes place are the following:

•                  In the case of Mediaset: the annual financial statements as at 31 December 2018, as approved by the Mediaset shareholders meeting on 18 de abril de 2019.

•                  In the case of Mediaset España: the audited annual financial statements as at 31 December 2018, as approved by the Mediaset España shareholders meeting on 10 April 2019.

•                  In the case of Mediaset Investment: the annual financial statements as at 31 December 2018, as approved by the Mediaset Investment shareholders meeting on 17 April 2019.

(f)            Share exchange ratios

Since the Merger is a tripartite merger, two exchange ratios have been determined, in both cases on the basis of the real value of the equities —assets and liabilities— of the Merger Companies. Such exchange ratios shall be:

•                  1 newly issued Mediaset Investment ordinary share, with a nominal value of Euro 0.01, for each share held in Mediaset, with a nominal value of Euro 0.52, without any additional cash compensation having been foreseen (the Exchange Ratio I); and

•                  2.33 newly issued Mediaset Investment ordinary shares, with a nominal value of Euro 0.01, for each share held in Mediaset España, with a nominal value of Euro 0.50, without any additional cash compensation having been foreseen (the “Exchange Ratio II” and, together with the Exchange Ratio I, the “Exchange Ratios”).

For clarification purposes, the depositary bank under Mediaset’s American Depositary Receipts programme (“ADRs”) shall receive as many ordinary shares of Mediaset Investment as results from the Exchange Ratio I, and each holder of ADRs representing Mediaset shares will receive such number of ADRs representing Mediaset Investment ordinary shares as results from the Exchange Ratio I.

Since Mediaset España is a public limited company, and since the directors of all the Merging Companies did not request the joint appointment of one or more experts for the preparation of a single report in accordance with article 34.1, paragraph 2, LME, the directors of Mediaset España have requested the appointment of an independent expert from the Registry of Madrid in accordance with article 34.1, paragraph 1, LME. The expert appointed in Spain was Grant Thornton, S.L.P., who has prepared a report on the Common Cross-Border Merger Plan.

(g)         Exchange procedure

On the Merger Effective Date, each share of Mediaset and Mediaset España currently issued will be cancelled by operation of law and will thereafter represent only the right to receive such number of the Absorbing Company’s ordinary shares as results from the applicable Exchange Ratio.

As an exception to the above, Mediaset and Mediaset España shares which are treasury shares respectively held by Mediaset and Mediaset España as at the Merger Effective Date will be cancelled by operation of law pursuant to Section 2:325(4) of the Dutch civil code, article 2504-ter of the Italian civil code and article 26 LME, and shall not give any right to receive Mediaset Investment ordinary shares. Pursuant to the same provisions, any shares in either of the Absorbed Companies held by the other Absorbed Company will also be cancelled without giving the right to receive ordinary shares of Mediaset Investment.

In order to serve the corresponding share exchanges, the Absorbing Company will increase its share capital in the amount necessary by issuing new shares with a nominal value of Euro 0.01 each, and will allocate the new shares resulting from this increase to the shareholders of Mediaset and Mediaset España in accordance with the Exchange Ratio I and the Exchange Ratio II, respectively. Therefore, the 90,000 shares with a nominal value of Euro 1.00 each into which the entire share capital of Mediaset Investment is currently divided and that are currently held by Mediaset, and any additional shares of Mediaset Investment issued by Mediaset Investment or otherwise acquired by Mediaset prior to the Merger Effective Date, will not be used to serve the corresponding share exchanges. These shares will be partly cancelled in accordance with Section 2:325, paragraph 3, of the Dutch civil code, and in part will be split (and will have a nominal value of Euro 0.01 each) and will become Mediaset Investment ordinary shares held as treasury shares.

The exact amount by which the Mediaset Investment share capital will be increased as a consequence of the Merger will be determined on the date on which the Merger Deed is executed and will depend on (i) the treasury shares of Mediaset and Mediaset España, including those acquired as a result of the exercise of any withdrawal rights pursuant to Section 15 of the Common Cross-Border Merger Plan, and (ii) the shareholdings of any of the Absorbed Companies in the other Absorbed Company on the Merger Effective Date.

The new shares to be allotted for the exchange will be issued in dematerialized form with effect from the Merger Effective Date and will be delivered to the beneficiaries through the applicable centralized clearing system organized by Monte Titoli S.p.A., Iberclear and the relevant depositaries with which the shares of Mediaset and Mediaset España are held or deposited.

No fractional ordinary shares of Mediaset Investment shall be allotted to any holders of shares of Mediaset España. Those shareholders who hold a number of Mediaset España shares such as to enable them to receive, in accordance with the Exchange Ratio II, a non-whole number of Mediaset Investment ordinary shares, shall receive such whole number

Mediaset Investment ordinary shares which is immediately below said non-whole number. Mediaset España shares (or any fractions thereof) in excess of those required, pursuant to the Exchange Ratio II, to receive a whole number of Mediaset Investment ordinary shares (i.e., Mediaset España shares or any fractions thereof representing fractional entitlements to Mediaset Investment ordinary shares) shall be transferred on behalf of the Mediaset España shareholders, through their depositaries, to an agent appointed for these purposes by Mediaset España (the Fractions Agent). The Fractions Agent, acting at its own risk and for its own account, shall pay in cash to these shareholders, in consideration for each of the Mediaset España shares (or any fractions thereof) so transferred, their market value.

Without prejudice to the withdrawal rights described in Section 15 of the Common Cross-Border Merger Plan— and aside from the Mediaset Investment ordinary shares to be delivered in exchange for the Mediaset and Mediaset España shares— no additional consideration, either in cash or otherwise, will be paid by Mediaset Investment, Mediaset or Mediaset España to the Mediaset and Mediaset España shareholders in connection with the Merger.

(h)         Merger Effective Date

The Merger will become effective at 00:00 am CET (Central European Time) on the day following the day on which the Merger Deed is executed before a civil law notary officiating in the Netherlands.

(i)            Other rights. Special rights and securities other than securities representing share capital

Mediaset

Mediaset has adopted (i) the 2015-2017 medium-long term incentive plan (the “2015-2017 Plan”) and (ii) the 2018-2020 medium-long term incentive plan (the “2018-2020 Plan”), each of which is divided into three-year cycles, for the benefit of the executives (both of Mediaset and of its subsidiaries) who are in charge of functions that are significant for achieving the group’s strategic results.

By way of implementation of the second three-year cycle (2016-2017-2018) of the 2015-2017 Plan, the beneficiaries of such plan will receive, during the course of 2019 and before the Merger Effective Date, Mediaset shares pursuant to the terms and conditions set forth under the plan and in the regulation thereof. Such shares will be exchanged for DutchCo Ordinary Shares pursuant to the Exchange Ratio I.

Taking into consideration the effect of the Merger on the implementation of the 2015-2017 Plan and the 2018-2020 Plan, the board of directors of Mediaset, upon release of a favourable opinion by the Remuneration Committee, pursuant to the relevant regulations, resolved to suspend the implementation of the third three-year cycle of the 2015-2017 Plan and the 2018-2020 Plan.

Mediaset España

Mediaset España has adopted (i) the 2017-2019 long term incentive plan, (ii) the 2018-2020 long term incentive plan, and (iii) the 2019-2021 long term incentive plan (collectively, the ME Plans), for the benefit of the executives (both of Mediaset España and its subsidiaries) who are in charge of functions that are significant for achieving the group’s strategic results.

The board of directors of Mediaset España, upon release of a favourable opinion by the Appointment and Remuneration Committee, has resolved to suspend the implementation of the ME Plans. This resolution, which is expressly contemplated in the regulations applicable to the ME Plans, has been adopted in the light of the effects that the Merger could have on the ME Plans.

It is envisaged that the board of directors of MFE, upon release of an opinion by its compensation and nominating committee, will resolve that:

•                  the 2017-2019 long term incentive plan will be amended in order to maintain substantially unchanged the respective economic content (to the extent possible), according to the rules commonly accepted in the financial markets;

•                  as regards the 2018-2020 and 2019-2021 long term incentive plans, acting in the best interest of the group, whether to make appropriate adjustments in order to maintain substantially unchanged the respective economic contents (to the extent possible) and/or to implement an early settlement of any of the plans.

It is envisaged that the board of directors of MFE will adopt the relevant resolutions within the end of the semester following the Merger Effective Date.

No Special rights and others

Other than (i) the beneficiaries of the incentive plans above, and (ii) former shareholders of Videotime S.p.A. who have not yet requested and, thus, received Mediaset shares following the merger of Videotime S.p.A. in Mediaset (effective as of 1 March 2018), there are no persons who, in any other capacity than as Mediaset or Mediaset España shareholders, have special rights towards Mediaset or Mediaset España such as rights to participate in profit distributions or rights to acquire newly issued shares in the capital of Mediaset or Mediaset España. Therefore no other special rights are due and no compensation shall be paid to anyone at the expense of Mediaset Investment.

The Merging Companies currently do not have any other class of shares in issue other than the class of the ordinary shares.

It is noted that there are currently no holders of special rights or holders other than holders of securities representing the share capital of Mediaset Investment.

It is noted that neither Mediaset España nor Mediaset nor Mediaset Investment have any shareholders obliged to provide ancillary services, nor are there industry contributions, and therefore the Merger cannot have any impact on such concepts.

(j)            Advantages granted to the directors, independent experts and auditors

•                  No special advantages have been granted neither to the members of the boards of directors of any of the Merging Companies nor to the members to be of the board of directors of the Absorbing Company after effectiveness of the Merger nor to any other person on the occasion of the Merger.

•                  No special advantages have been granted to the experts appointed by or at the request of the Merging Companies (as far as Mediaset España is concerned, for purposes of article 34 LME). The experts have receive exclusively an adequate remuneration in consideration for the services rendered.

•                  No special advantages have been granted to neither the statutory auditors nor the members of the supervisory or control bodies, if applicable, of the Merging Companies.

(k)          Date from which and extent to which the new ordinary shares of DutchCo issued as a consequence of the Merger shall be entitled to participate in DutchCo’s profits

The DutchCo Ordinary Shares issued to the shareholders of Mediaset and Mediaset España in application of the Exchange Ratios will be entitled, as of the Merger Effective Date, to participate in the profits of DutchCo under the same terms and conditions as the existing DutchCo Ordinary Shares.

(l)            Date of accounting effects

The date from which the transactions of the Absorbed Companies will be deemed to have been carried out for accounting purposes by the Absorbing Company shall be the first day of that year in which the effectiveness of the Merger occurs and, therefore, the financial information in relation to the assets, liabilities and other legal relationships of Mediaset and Mediaset España shall be reflected in the accounts and other financial reports of Mediaset Investment as from that date.

According to Spanish applicable accounting regulations (Plan General de Contabilidad), the accounting effects of the Merger in Spain as regards Mediaset España will be backdated as of the first day of the Mediaset Investment financial year in which the Extraordinary General Meeting approves the Merger.

(m)       Consequences of the Merger on employment, gender impact on the management body of the Absorbing Company and incidence on the corporate social responsibility of the Merging companies

•                  The Merger is not expected to have any material impact on the employees of Mediaset and Mediaset España (whereby such employees are currently envisaged to be employees, respectively, of NewCo Italia and GA Mediaset upon completion of the Preliminary Reorganizations). Currently DutchCo does not have any employees.

•                  As regards gender distribution in its board of directors upon completion of the Merger, it is envisaged that MFE will act in compliance with the targets as referred to in Section 2:166 of the DCC (i.e., a balanced composition of at least 30% of male and, at least, 30% of female). The Merger is not expected to have a significant impact on gender distribution if compared with the current management bodies of Mediaset and Mediaset España.

•                  The Merger is not expected to have any material impact on the Companies’ corporate social responsibility either.

(n)         Information on the procedures for the involvement of employees in defining their co- determination rights in DutchCo

It is noted that neither Mediaset nor Mediaset España nor Mediaset Investment apply an employee participation system in the definition of their co-determination rights, nor will this be the case after the Merger for Mediaset Investment, as further described in section (E) below.

(o)         Special Voting Structure

In order to foster the development and continued involvement of a core base of long-term shareholders in a manner that reinforces the group’s stability, the proposed articles of association of MFE provide for a special-voting structure (the “Special-Voting Structure”). The purpose of the Special-Voting Structure is to reward long-term ownership of DutchCo Ordinary Shares and to promote stability of the Mediaset Investment shareholders-base by granting long-term MFE shareholders Special Voting Shares (as defined in the Common Cross-Border Merger Plan) to which multiple voting rights are attached in addition to the one granted by each DutchCo Ordinary Share that they will hold.

Thus, MFE may issue, in addition to the DutchCo Ordinary Shares, and in accordance with MFE’s bylaws and the “Terms and Conditions of the Special Voting Shares”, attached to the Common Cross-Border Merger Plan as schedules 2 and 5, respectively, Special Voting Shares A, with a nominal value of Euro 0.02 each, with voting rights in addition to those granted for each DutchCo Ordinary Share, and will be allotted to the eligible MFE shareholders -other than the company itself- who have requested to receive them; Special Vote Shares A will not form part of the exchange ratio; Special Voting Shares A will be convertible into Special Voting Shares B, with a nominal value of Euro 0.04 each, and will be recognised with a greater number of voting rights than those recognised for Special Voting Shares A; the Special Voting Shares B will be convertible into Special Voting Shares C, with a nominal value of Euro 0.09 each, and will be recognised with a greater number of voting rights than those recognised for the Special Voting Shares B.

Special Voting Shares will not be tradable on any stock market.

(p)         Withdrawal rights

•                  Mediaset España shareholders who vote against the Merger in the Extraordinary General Meeting will be entitled to exercise their withdrawal rights pursuant to article 62 LME and article 348 et seq. LSC. The redemption price payable to the Withdrawing Shareholders will be Euro 6.5444 per each Mediaset España share.

•                  Mediaset shareholders who do not participate in the adoption of the resolution on the Merger will be entitled to exercise their withdrawal right pursuant to article 2437, paragraph 1, of the Italian civil code, and article 5 of Legislative Decree 108, given that MFE, as resulting company from the Merger, will be organized and managed under the laws of a country other than Italy (i.e., the Netherlands).

•                  The Merger will not trigger any withdrawal rights for the shareholder of Mediaset Investment

(q)         Conditions precedent

The completion of the Merger by way of the execution of the Merger Deed is subject to the satisfaction of the following conditions precedent, without prejudice to the fact that Mediaset and Mediaset España may jointly waive the condition set out under (iv) and (v) below:

(i)                                     the Preliminary Reorganizations shall have been consummated, for which purposes, among others, the SEAD shall have authorized the transfer of the audiovisual media licenses currently held by Mediaset España to GA Mediaset;

(ii)                                  the DutchCo Ordinary Shares, which are to be issued and allotted to Mediaset and Mediaset España shareholders upon effectiveness of the Merger, shall have been admitted to listing on the Mercato Telematico Azionario and the decision to admit to trading shall have been released. The admission will be conditional upon the obtaining of the necessary authorizations by the Dutch supervisory authority and/or other competent authorities;

(iii)                               no governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the Transaction or makes it void or extremely burdensome;

(iv)                              the amount of cash, if any, to be paid by Mediaset and Mediaset España to (a) Mediaset and Mediaset España shareholders exercising their withdrawal right in relation to the Merger under article 2437-quater of the Italian civil code and under article 62 LME and other applicable Spanish regulations, respectively, and/or to (b) creditors of Mediaset and of Mediaset España exercising their right of opposition to the Merger according to applicable law (or alternatively, to financial entities for purposes of sufficiently guaranteeing the credits of such creditors of Mediaset and of Mediaset España) (Amount of Withdrawal Rights and Oppositions), shall not exceed in the aggregate the amount of Euro 180 million, provided, however, that, for clarity, the Amount of Withdrawal Rights and Oppositions will be calculated net of the amount of cash payable by Mediaset shareholders or third parties for the purchase of Mediaset shares pursuant to article 2437-quater of the Italian civil code, and of the amount of cash payable (or paid) by third parties pursuant to any purchase or commitments to purchase the withdrawn Mediaset and/or Mediaset España shares; and

(v)                                 there shall not have been nor occurred at any time before the date of execution of the Merger Deed, at a national or international level, (a) any extraordinary event or circumstance involving changes in the legal, political, economic, financial, currency exchange or in the capital markets conditions or any escalation or worsening of any of the same or (b) any events or circumstances that, individually or taken together, have had, or are reasonably likely to have, a material adverse effect on the legal situation, on the business, results of operations or on the asset, economic or financial conditions (whether actual or prospective) of Mediaset and/or of Mediaset España and/or the market value of the Mediaset and/or Mediaset España shares and/or that could otherwise materially and negatively affect the Transaction.

(D)                               Application to the Merger of the special tax regime provided for in Chapter VII of Title VII LIS

The Merger qualifies for the special tax regime for the mergers, divisions, transfers of assets, exchange of securities and change of registered office of a European company or a European cooperative company from one member state of the European Union to another, as provided for in Chapter VII of Title VII (and corresponding provisions) of the LIS, and the application of this regime will not be waived.

In accordance with the provisions of article 89.1 LIS, Mediaset España, as the Absorbing Company is not resident in Spanish territory, shall file the relevant notification with the tax authorities (Agencia Estatal de la Administración Tributaria) in the manner and within the periods established in the regulations.

(E)                               Resolution not to enter into negotiations with respect to co-determination agreements

To the extent that in all the Merging Companies the general meeting is currently the corporate body that has the power to appoint each and every one of the members of the respective management body and, where applicable, of the respective supervisory body, and for the purpose of preserving said situation with respect to the general meeting of the Absorbing Company after the effectiveness of the Merger, it is deemed approved that:

(i)                                     negotiations pursuant to section 2:333k, paragraph 12 of the DCC are not entered into with a special negotiating body (otherwise constituted for that purpose) concerning the implementation of employee participation (through co-determination agreements) in the appointment of members of the management and supervisory bodies of the Absorbing Company; and therefore

(ii)                                  the provisions of section 1:31, subsections 2 and 3, of the Employee Involvement (European Companies) Act are applicable to the Absorbing Company after the Merger,

2.3.         Acknowledgment of the share capital increase in Mediaset Investment

It is acknowledged that, as a consequence of the Merger, the share capital of Mediaset Investment will be increased by means of the issuance of up to a maximum of 1,500,000,000 ordinary shares, with a nominal value of Euro 0.01 each.

THIRD.-                AUTHORIZATION TO THE BOARD OF DIRECTORS TO ACQUIRE TREASURY SHARES OF THE COMPANY IN THE TERMS PROVIDED BY LAW WITH THE EXPRESS POWER TO APPLY THEM TO REMUNERATION PROGRAMS AND/OR TO OTHERWISE SUBSEQUENTLY DISPOSE OF THEM, AND REVOCATION, WITH REGARDS TO THE AMOUNT UNUSED TO ACQUIRE TREASURY SHARES, THE AUTHORIZATION APPROVED BY THE GENERAL MEETING ON 13 APRIL 2016.

Justification:

As in previous occasions, it is proposed to the Extraordinary General Meeting the standard resolution of authorization to the board of directors for the direct or indirect derivative acquisition of treasury shares in accordance with the provisions of articles 146 et seq. LSC. Besides, it is proposed to authorize the board of directors to apply the acquired treasury shares to remuneration programs and/or to their subsequent disposal, and the revocation of the authorization granted by the Mediaset España general meeting held on 13 April 2016 with regards to the amounts unused to acquire treasury shares.

Thus, it is intended to provide the board of directors with a flexible mechanism which allows to manage adequately and efficiently the capital of the company and to adapt the capital structure to the relevant needs from time to time with the sole purpose of adopting as many decisions as required to optimize the return for the shareholders and, should it be the case, the good outcome of the Transaction.

Likewise, the delegation of faculties in favor of the board of directors to pass the resolutions or carry out the actions which are necessary or convenient for the complete execution of this resolution and the compliance with the applicable laws.

Resolution proposal:

In order to allow for the acquisition of treasury shares of the Company by any means, and to apply the acquired treasury shares to remuneration programs and/or to their subsequent sale (including in the context of the Merger), it is approved to authorize the board of directors, in accordance with the provisions of article 146 et seq of the Spanish Capital Companies Act, to acquire treasury shares by any means and to revoke the authorization granted by the de Mediaset España general meeting held on 13 April 2016 for the same purpose, with regards to the amounts unused to acquire treasury shares.

The authorization is granted subject to the following limitations and requirements:

(i)             The shares may be acquired for or for no consideration.

(ii)          The nominal value of the treasury shares acquired, when added to those already held by Mediaset España and its subsidiaries, shall not exceed ten percent (10%) of the issued and outstanding capital of Mediaset España, except where necessary in order to honor the right of shareholders having cast their vote against the Merger submitted to the Extraordinary General Meeting under item SECOND of the agenda, to withdraw from the Company.

(iii)       The shares acquired shall be fully paid up, free from any charge or lien, and not subject to the fulfillment of any obligation.

(iv)      The minimum purchase price of the shares will be its nominal value and the maximum purchase price of the shares shall not exceed the higher of (i) EUR 6.5444 per share, and (ii) one hundred twenty percent (120%) of their market value on the acquisition date. For clarification purposes, in those cases where the acquisition of treasury shares takes place in the context of the exercise of the withdrawal rights by those shareholders having voted against item SECOND of the agenda, the reimbursement price will be Euro 6.5444, as provided for in the Common Cross-Border Merger Plan

(v)         Term of authorization: five (5) years from the date hereof.

(vi)      The Company’s Internal Rules of Conduct will be observed when acquiring treasury shares.

The authorization comprises the faculty to use all or part of the treasury shares so acquired to implement remuneration programs involving the delivery of shares or options to purchase shares, or based in any way on the evolution of the market price of the shares, as provided in article 146.1. a) LSC; and (ii) otherwise dispose of the treasury shares so acquired.

In particular, the board of directors is hereby authorized to, in respect of the treasury shares acquired as a result of the exercise by the shareholders having cast their vote against the Merger submitted to this Extraordinary General Meeting under item SECOND of the agenda, of their right to withdraw from the Company, seek commitments from third parties to purchase such shares (which may be firm or subject to any conditions as the board of directors may deem appropriate) and/or sell them by way of open market trades, via an accelerated book-built offering, by means of over the counter trades or by any other transaction as the board of directors considers suitable in the circumstances to maximize certainty of execution and the price at which the shares are sold.

Likewise, in accordance with article 148 LSC, the board of directors shall, following the acquisition of treasury shares, book in the net equity (patrimonio neto) a non-distributable reserve in the amount of the purchase price of the treasury shares so acquired accounted in the asset. This reserve should be maintained while the treasury shares are not disposed of.

Finally, the authorization to the board of directors include the express power of delegation to the board members it deems appropriate, as well as the Chief Executive Officer and the Secretary of the board of directors of Mediaset España, as broadly as is necessary, to adopt such resolutions as may be necessary or desirable in order to implement successfully this resolution and comply with applicable legislation.

FOURTH.-           DELEGATION OF POWERS IN RELATION TO THE ABOVE RESOLUTIONS

Justification:

By means of this resolution, the board of directors is granted the ordinary faculties aimed at the adequate execution of the resolutions of the General Meeting itself (including the waiver to certain conditions precedents to the Merger), as well as the relevant formalization faculties. Likewise, certain faculties for the formalization of the resolutions are directly delegated in favor of certain board members

Resolution proposal:

The board of directors of Mediaset España is delegated the broadest powers to adopt such resolutions as may be necessary or advisable for the execution and effectiveness of the foregoing resolutions and, in particular and without limitation, for the following acts:

(i)             formalization, as the case may be, of the guarantee of the credits of those creditors that could duly and timely oppose to the Segregation or the Merger; granting of the pertinent public deeds; and, in general, granting of any other public or private documents that may be appropriate;

(ii)          waiver of the conditions precedent to the Merger that are capable of waiver pursuant to the Common Cross-Border Merger Plan;

(iii)       adoption of such resolutions as may be necessary for the fullest formalization and execution of the resolutions adopted by this Extraordinary General Meeting, as well as to rectify and supplement as necessary any possible errors or omissions, carrying out such acts as may be appropriate until the full registration of such resolutions, in accordance with the requirements, oral or written, of the corresponding commercial registers or other authorities, being authorized to request partial registration;

(iv)      carrying out any actions (including the application for the corresponding authorizations) before any international, national or regional authorities, and before the competent public registers and, in particular, before the Bank of Spain, the SEAD, the National Securities Market Commission (Comisión Nacional del Mercado de Valores), the management companies of the Stock Exchanges, Sociedad de Bolsas, S.A., Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U., the competent bodies of the autonomous communities and, where appropriate, the commercial and property registers, until the full effectiveness of the Transaction;

(v)         carrying out such complementary or related actions as may be necessary or appropriate for the fullest development, execution and effectiveness of the Transaction and of all the actions derived from the Transaction, including, for illustrative purposes, the clarification, specification or determination of whether certain assets or liabilities belong to the Segregated Business and the registration in the competent registers of the corresponding assets in the name of GA Mediaset; and

(vi)      delegation, in turn, to one or several members of the board, who may act jointly and severally and shall have express power of substitution of the powers conferred by virtue of the preceding paragraphs and the granting of powers of attorney, with power of substitution, in relation thereto to persons who are not members of the board.

Likewise, the members of the board of directors, and expressly the chairman of said board, Mr. Alejandro Echevarría Busquet, the managing director, Mr. Paolo Vasile, and the secretary of the board of directors, Mr. Mario Rodríguez Valderas, are empowered so that any of them, indistinctly, may:

(i)             carry out such acts, legal transactions, contracts and operations as may be appropriate for the registration of the foregoing resolutions in the commercial register, including, in particular and among other powers, those of appearing before a notary public to grant the corresponding deed of Segregation and increase of the share capital of GA Mediaset, and any other public deeds or notarial acts necessary or convenient for the completeness of the Merger and, in general, of the Transaction, publish the corresponding announcements and formalize any other public or private document that may be necessary or convenient for the registration of such agreements, with express power of correction, without altering their nature, scope or meaning; and

(ii)          appear before the competent administrative authorities, in particular the Ministry of Economy and Entrepreneurship (Ministerio de Economía y Empresa), as well as before other authorities, administrations and institutions, in order to carry out the procedures and actions necessary for its fullest development and effectiveness.

Document no.1

Segregation Plan

This document is available on the corporate website of the Company (http://www.telecinco.es/inversores/es/) and on the CNMV website (www.cnmv.es).

Document no. 2

Segregation Balance Sheet of the Company and the corresponding auditor’s report

This document is available on the corporate website of the Company (http://www.telecinco.es/inversores/es/) and on the CNMV website (www.cnmv.es).

Document no. 3

Cross Border Common Merger Plan

This document is available on the corporate website of the Company (http://www.telecinco.es/inversores/es/) and on the CNMV website (www.cnmv.es).

Document no. 4

Merger Balance Sheet of the Company and the corresponding auditor’s report

This document is available on the corporate website of the Company (http://www.telecinco.es/inversores/es/) and on the CNMV website (www.cnmv.es).